UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2020 (May 20, 2020)

APPLIED THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38898	81-3405262
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

545 Fifth Avenue, Suite 1400 New York, NY 10017	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 220-9226

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	APLT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company               ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☒

Securities registered pursuant to Section 12(b) of the Act:

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On May 20, 2020, the Board of Directors (the “Board”) of the Applied Therapeutics, Inc. (the “Company”) appointed Dr. Chuck Silberstein as Chief Financial Officer and principal financial officer of the Company, effective as of May 26, 2020.

Dr. Silberstein, age 50, has been the Senior Vice President of Corporate Business Development at Allergan plc, a pharmaceutical company, from May 2018 to May 2020. Prior to Allergan, he served as Executive Director, Senior healthcare analyst for J.P. Morgan Asset Management from January 2015 to March 2018. From January 2006 to December 2014, Dr. Silberstein served as Senior Healthcare Analyst at The Boston Company Asset Management, LLC. Prior, he served as Healthcare Analyst at Goldman Sachs Asset Management for its growth products from 2000 to 2006. Dr. Silberstein holds a Charted Financial Analyst designation. Dr. Silberstein received a Master of Business Administration in finance from Columbia University and a Doctor of Medicine, from the Albert Einstein College of Medicine.

There are no family relationships between Dr. Silberstein and any director or executive officer of the Company. There are no related party transactions involving Dr. Silberstein and the Company, requiring disclosure under Item 404(a) of Regulation S-K.

In connection with his appointment as Chief Financial Officer, the Company entered into an offer letter with Dr. Silberstein. The offer letter provides that Dr. Silberstein will receive an annual base salary of $450,000. Commencing with the 2020 calendar year, Dr. Silberstein will be eligible to receive an annual cash performance bonus with a target amount equal to 40% of his base salary as in effect at the beginning of the applicable calendar year, provided that his annual cash performance bonus in respect of the 2020 calendar year will be pro-rated based on the number of days he was employed during the 2020 calendar year.

The offer letter further provides that, subject to approval by the Board, the Company will grant him a stock option (the “Option”) to purchase 244,000 shares of the Company’s common stock (the “Shares”) with a per share exercise price equal to the fair market value of a Share on the applicable grant date. The Option will be subject to all of the terms and conditions set forth in the Company’s 2019 Equity Incentive Plan and the applicable award agreement or grant notice covering the Option. The offer letter provides that 25% of the Shares subject to the Option will vest on the first anniversary of the grant date and the remaining 75% of the Shares subject to the Option will vest in equal monthly instalments over the following three years, subject in each case to Dr. Silberstein’s continued active employment with the Company through the applicable vesting date.

The offer letter further provides that he will be eligible to receive certain severance payments and benefits upon a qualifying termination of his employment by the Company without “cause” (including as a result of his death or disability) or by Dr. Silberstein for “good reason” (in each case as such terms are defined in Dr. Silberstein’s offer letter), subject to his execution of a release of claims in favor of the Company. The severance payments and benefits consist of (1) 9 months of base salary continuation, (2) a pro-rated lump sum target annual bonus payment, (3) continued payment for the cost of health care coverage for 9 months and (4) accelerated vesting of any then-unvested shares subject to any outstanding equity awards if his termination of employment occurs within 3 months prior to, or 12 months following, a “change in control” (as defined in the Company’s 2019 Equity Incentive Plan).

Dr. Silberstein’s offer letter further provides that, notwithstanding anything in his offer letter, any equity plan of the Company or any award agreement to the contrary, in the event of a “change in control,” Dr. Silberstein’s then-unvested outstanding equity awards will become fully vested (and exercisable, as applicable) as of the date of such change in control.

The offer letter also requires Dr. Silberstein to execute a copy of the Company’s Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement in connection with his commencement of employment with the Company. In addition, effective as of May 26, 2020, the Company entered into a customary indemnification agreement with Dr. Silberstein.

The foregoing description of the terms of the offer letter with Dr. Silberstein is a summary of certain of its terms only and is qualified in its entirety by the full text of the offer letter filed as Exhibit 10.1 hereto and incorporated herein by reference.

Chids Mahadevan, the Company’s Chief Accounting Officer, Vice President of Finance and principal accounting officer, who had been acting as the Company’s principal financial officer during Dr. Mark Vignola’s paternity leave, ceased serving as such effective May 26, 2020, and will continue in his other roles.

Departure of Chief Financial Officer

As of May 20, 2020, Dr. Mark Vignola ceased to serve as the Company’s Chief Financial Officer. In connection with his departure, Dr. Vignola is entitled to receive the payments and benefits provided under his employment agreement with the Company, subject to customary release of claims.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

The following exhibit is attached with this current report on Form 8-K:

Exhibit No.	Description
10.1	Offer Letter, dated May 20, 2020, by and between Applied Therapeutics, Inc. and Chuck Silberstein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED THERAPEUTICS, INC.

Dated: May 26, 2020	By:	/s/ Shoshana Shendelman
	Name:	Shoshana Shendelman, Ph.D.
	Title:	Chief Executive Officer

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